UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 4, 2010

BRAND NEUE CORP.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-53318	98-0560939
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

105 S.E. Executive Drive, Suite 13 Bentonville, Arkansas	72712
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (479) 845-0109

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01     Entry into a Material Definitive Agreement.

On June 4, 2010, Brand Neue Corp. (the “Company”) closed a private placement with certain accredited investors (the “Investors”) pursuant to the terms of an Investment Purchase Agreement (the “Agreement”) whereby the Company sold to the Investors an aggregate of 2,530,000 common shares of the Company (the “Shares”), at a price of $0.50 per share, for aggregate cash proceeds to the Company of $815,000 and debt conversion in the aggregate amount of $450,000.  The Agreement also provides for payment by the Company to the Investors of an amount equal to 75% of all gross profits of the Company from the sale of products, after deducting direct expenses, up to an aggregate payment amount of $1,265,000.  In addition, the Agreement gives the Company the right to repurchase, during the one year period following the date of the Agreement, up to one-half of the Shares sold under the Agreement at a price of $1.00 per share.

The form of Investment Purchase Agreement is attached to this report as Exhibit 10.1 and the terms and conditions are incorporated herein. The foregoing statements are not intended to be a complete description of all terms and conditions.

On June 4, 2010, the Company issued a press release announcing the closing of the private placement.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.  The press release should be read in conjunction with the note regarding forward-looking statements, which is included in the text of the press release.

Section 3 - Securities and Trading Markets

Item 3.02     Unregistered Sales of Equity Securities.

The information disclosed under Item 1.01 of this Current Report on Form 8-K with respect to the Company’s unregistered sale of the Shares are incorporated into this Item 3.02 in its entirety.  The issuance of the Shares was conducted by the Company and was issued in reliance upon Rule 506 of Regulation D and/or Regulation S of the Securities Act of 1933, as amended, and comparable exemptions for sales to “accredited” investors under state securities laws.

Section 9 - Financial Statements and Exhibits

Item 9.01     Financial Statements and Exhibits.

(d)          Exhibits

Exhibit
No.	Description
10.1	Investment Purchase Agreement
99.1	Press release dated June 4, 2010, issued by Brand Neue Corp.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRAND NEUE CORP.

Date: June 4, 2010	By:	/s/ Adi Muljo
Adi Muljo
Chief Executive Officer
(Duly Authorized Officer)